As filed with the Securities and Exchange Commission on October 31, 2019

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OYSTER POINT PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-1030955
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

202 Carnegie Center, Suite 109

Princeton, New Jersey 08540

(609) 382-9032

(Address of principal executive offices, including zip code)

2019 Equity Incentive Plan

2019 Employee Stock Purchase Plan

2016 Equity Incentive Plan

(Full title of the plan)

Jeffrey Nau, Ph.D., M.M.S.

President and Chief Executive Officer

Oyster Point Pharma, Inc.

202 Carnegie Center, Suite 109

Princeton, New Jersey 08540

(609) 382-9032

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Tony Jeffries Megan J. Baier Jennifer Fang Wilson Sonsini Goodrich & Rosati, P.C. 1301 Avenue of the Americas New York, NY 10019 (212) 999-5800	Daniel Lochner Chief Financial Officer Oyster Point Pharma, Inc. 202 Carnegie Center, Suite 109 Princeton, New Jersey 08540 (609) 382-9032

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2019 Equity Incentive Plan	2,754,513 shares (2)	$16.00 (3)	$44,072,208.00	$5,721.00
Common Stock, $0.001 par value per share, reserved for issuance pursuant to options outstanding under the 2019 Equity Incentive Plan	22,000 shares (4)	$16.00 (5)	$352,000.00	$46.00
Common Stock, $0.001 par value per share, reserved for issuance pursuant to restricted stock units outstanding under the 2019 Equity Incentive Plan	23,125 shares (6)	$16.00 (7)	$370,000.00	$49.00
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2019 Employee Stock Purchase Plan	270,000 shares (8)	$16.00 (9)	$4,320,000.00	$561.00
Common Stock, $0.001 par value per share, reserved for issuance pursuant to options outstanding under the 2016 Equity Incentive Plan	2,752,846 shares (10)	$4.44 (11)	$12,222,636.24	$1,587.00
TOTAL:			$61,336,844.24	$7,964.00

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2019 Equity Incentive Plan (the “2019 Plan”), the 2019 Employee Stock Purchase Plan (the “2019 ESPP”) and the 2016 Equity Incentive Plan, as amended (the “2016 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Represents 2,654,875 shares of common stock reserved for issuance under the 2019 Plan, after deducting options and restricted stock units granted thereunder, plus 99,638 shares of common stock that were reserved but not issued under the 2016 Plan and are not subject to any awards granted thereunder. The number of shares of common stock available under the 2019 Plan will be increased by any shares of common stock subject to awards outstanding under the 2016 Plan that, on or after the effective date of the registration statement relating to the Registrant’s initial public offering, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest. The maximum number of shares of common stock that can be added to the 2019 Plan from the 2016 Plan is 2,859,775.

(3)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $16.00 per share, which is the initial public offering price set forth on the cover page of the Registrant’s Prospectus dated October 30, 2019 relating to its initial public offering.

(4)

Represents 22,000 shares of common stock reserved for issuance pursuant to options outstanding under the 2019 Plan as of the date of this Registration Statement. To the extent that the shares subject to awards under the 2019 Plan expire or terminate or any shares previously issued pursuant to the 2019 Plan are forfeited or repurchased by the Registrant, the shares of common stock subject to such awards will become available for issuance under the 2019 Plan.

(5)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $16.00, the weighted average price per share of outstanding stock option awards under the 2019 Plan as of October 31, 2019.

(6)

Represents 23,125 shares of common stock reserved for issuance pursuant to restricted stock units outstanding under the 2019 Plan as of the date of this registration statement. To the extent that the shares subject to awards under the 2019 Plan expire or terminate or any shares previously issued pursuant to the 2019 Plan are forfeited or repurchased by the Registrant, the shares of common stock subject to such awards will become available for issuance under the 2019 Plan.

(7)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $16.00 per share, which is the initial public offering price set forth on the cover page of the Registrant’s Prospectus dated October 30, 2019 relating to its initial public offering.

(8)	Represents 270,000 shares of common stock reserved for issuance under the 2019 ESPP.
(9)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $16.00, which is the initial public offering price set forth on the cover page of the Registrant’s Prospectus dated October 30, 2019 relating to its initial public offering.

(10)

Represents 2,752,846 shares of common stock reserved for issuance pursuant to options outstanding under the 2016 Plan as of the date of this Registration Statement. To the extent that any shares subject to awards under the 2016 Plan expire or terminate on or after the termination of the 2016 Plan, or any shares previously issued pursuant to the 2016 Plan are forfeited or repurchased by the Registrant on or after the termination of the 2016 Plan, the shares of common stock subject to such awards will become available for issuance under the 2019 Plan.

(11)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $4.44, the weighted average price per share of outstanding stock option awards under the 2010 Plan as of October 30, 2019.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Oyster Point Pharma, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Prospectus dated October 30, 2019, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-234104), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2) The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form  8-A (File No 001-39112) filed with the Commission on October 28, 2019, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the registrant to be in effect upon the completion of this offering provides for the indemnification of the registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the registrant to be in effect upon the completion of this offering require the registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was a director or officer of the registrant serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation to be in effect upon the completion of this offering provides that the registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the registrant has entered into separate indemnification agreements with each of the registrant’s directors and certain of the registrant’s officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

The registrant expects to obtain and maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the registrant and the registrant’s officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date

4.1	Specimen common stock certificate of the Registrant	S-1/A	333-234104	4.2	10/15/2019

4.2	2016 Equity Incentive Plan, as amended, and forms of agreement thereunder	S-1	333-234104	10.2	10/4/2019

4.3	2019 Equity Incentive Plan and forms of agreements thereunder	S-1/A	333-234104	10.3	10/21/2019

4.4	2019 Employee Stock Purchase Plan and forms of agreement thereunder	S-1/A	333-234104	10.4	10/21/2019

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)

24.1*	Power of Attorney (contained on signature page hereto)

*Filed herewith.

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes that:

(1)	It will file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on the 31st day of October, 2019.

OYSTER POINT PHARMA, INC.

By:	/s/ Jeffrey Nau
Jeffrey Nau, Ph.D., M.M.S.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey Nau and Daniel Lochner, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Nau Jeffrey Nau, Ph.D., M.M.S.	Chief Executive Officer, President and Director (Principal Executive Officer)	October 31, 2019

/s/ Daniel Lochner Daniel Lochner	Chief Financial Officer (Principal Financial and Accounting Officer)	October 31, 2019

/s/ Michael Ackermann Michael Ackermann, Ph.D.	Chair of the Board	October 31, 2019

/s/ Mark Murray Mark Murray	Director	October 31, 2019

/s/ Ali Behbahani Ali Behbahani, M.D.	Director	October 31, 2019

/s/ William J. Link William J. Link, Ph.D.	Director	October 31, 2019

/s/ Clare Ozawa Clare Ozawa, Ph.D.	Director	October 31, 2019

/s/ Benjamin Tsai Benjamin Tsai	Director	October 31, 2019

/s/ Aimee Weisner Aimee Weisner	Director	October 31, 2019